Oi S.A. – In Judicial Reorganization Corporate Taxpayers’ Registry (CNPJ/MF) nº 76.535.764/0001-43 Board of Trade (NIRE) 33.3.0029520-8 Publicly-Held Company

MATERIAL FACT

Request to Call Extraordinary General Shareholders’ Meeting

Oi S.A. – In Judicial Reorganization (“Oi” or the “Company”), in compliance with Article 157, §4 of Law No. 6,404/76, (the “Brazilian Corporation Law”) informs its shareholders and the market in general that on December 28, 2017 the shareholder BRATEL S.À.R.L, holder of a 22.24% interest in the Company’s share capital, requested, pursuant to Article 123, sole paragraph, sub-paragraph c of the Brazilian Corporation Law, that the Board of Directors convene an Extraordinary General Shareholders’ Meeting within eight days to deliberate on matters that impact the Judicial Reorganization Plan (“Reorganization Plan”) of the Company and its subsidiaries Oi Móvel S.A. - In Judicial Reorganization, Telemar Norte Leste S.A. - In Judicial Reorganization, Copart 4 Participações S.A. - In Judicial Reorganization, Copart 5 Participações S.A. - In Judicial Reorganization, Portugal Telecom International Finance BV - In Judicial Reorganization and Oi Brazil Holdings Coöperatief UA - In Judicial Reorganization (collectively referred to as, the “Companies Under Reorganization”), approved at the General Meeting of Creditors commenced on December 19, 2017 and concluded on December 20, 2017 (the “GMC”) and filed before the 7th Corporate Court of the Judicial District of the State Capital of Rio de Janeiro (the “Reorganization Court”), where the judicial reorganization process is underway, with the following agenda:

(1) Deliberate on the following proposal to alter the Company’s management and increase its capital, provided for in the Company’s Reorganization Plan:

(i) Elect, for a term of office beginning on the date of approval of the Reorganization Plan until the members of the New Board of Directors (as defined in clause 9.3 of the Reorganization Plan) take their positions, a Transitional Board of Directors composed of 9 (nine) effective members, without alternates, 6 (six) being members of the current Board of Directors and 3 (three) new members, as proposed in clause 9.2 of the Company’s Reorganization Plan:

(a) José Mauro Mettrau Carneiro da Cunha, CPF No. 299.637.297-20 – Chairman;

(b) Ricardo Reisen de Pinho, CPF No. 855.027.907-20 – Vice-Chairman;

(c) Marcos Duarte Santos, CPF No. 014.066.837-36;

(d) Luis Maria Viana Palha da Silva, CPF No. 073.725.141-77;

(e) Pedro Zañartu Gubert Morais Leitão, Portuguese passport No. M655076;

(f) Helio Calixto da Costa, CPF No. 047.629.916-00;

(g) Marcos Rocha, CPF No. 801.239.967-91;

(h) Eleazar de Carvalho Filho, CPF No. 382.478.107-78; and

(i) Marcos Grodetzky, CPF No. 425.552.057-72;

(ii) Guarantee of the maintenance of Executive Officers in their positions, as proposed in clause 9.1 of the Company’s Reorganization Plan;

(iii) Increase of share capital and conditions for the subscription and payment of additional share capital, including commissions due to the subscribing shareholders, and amending Article 6 of the Company’s Bylaws to increase the Company’s authorized capital limit, currently R$34,038,701,741.49, and conditions for the respective subscription and payment, including commissions due to the subscribing shareholders; and

(iv) Other corporate aspects of the Judicial Reorganization Plan subject to the deliberation of the General Shareholders’ Meeting, in accordance with the Brazilian Corporate Law and the Company’s Bylaws.

(2) Deliberate on the filing of a civil liability claim, pursuant to Article 159 of the Brazilian Corporation Law, in light of Directors and Officers in their current positions due to illegal actions and violations of the Company’s Bylaws, and/or employees, managers and agents considered co-authors of any of the violations of the Brazilian Corporation Law and the Company’s Bylaws.

Considering that the subject matters of the agenda indicated in the request for convening an Extraordinary General Shareholders’ Meeting are related to the judicial reorganization of the Company and other Companies Under Reorganization, and consequently the Reorganization Plan approved by the creditors in the General Creditors Meeting, the Company will submit the request for an Extraordinary General Shareholders’ Meeting for the approval of the Reorganization Court, which shall decide on the legality and convenience of convening and holding the Extraordinary General Shareholders’ Meeting of the Company requested by BRATEL S.Á.R.L.

The Company will await the decision of the Reorganization Court concerning the request for the Extraordinary General Shareholders’ Meeting presented and will keep the Company’s shareholders and the market informed of the matters subject to this Material Fact.

 The full request is enclosed herein and an English copy will also be furnished, as soon as possible, to the US Securities and Exchange Commission pursuant to Form 6-K.

Rio de Janeiro, December 29, 2017.

Oi S.A. – In Judicial Reorganization

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer, Investor Relations Officer and Officer